Exhibit 99.1

PRESS RELEASE	eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Contact:
eLoyalty Corporation	www.eloyalty.com
Chris Min, Vice President and Chief Financial Officer
(847) 582-7222	t 847.582.7000
ir@eloyalty.com	f 847.582.7001

eLoyalty Reports Fourth Quarter 2007 Results

LAKE FOREST, IL, February 14, 2008 – eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise CRM services and solutions company, today announced financial results for the fourth quarter ended December 29, 2007.

For the fourth quarter of 2007, total revenue was $21.6 million and the net loss was $5.9 million. The net loss available to common shareholders was $0.71 per share. eLoyalty realized an “Adjusted Earnings1” loss of $1.8 million for the fourth quarter of 2007. Adjusted Earnings is a non-GAAP measure. For a reconciliation of Adjusted Earnings loss to operating loss, see the accompanying schedule.

The following is a summary of revenue by major component:

(000's)	Three Months Ended		Twelve Months Ended
	12/29/2007	12/30/2006	12/29/2007	12/30/2006
Revenue:
Consulting services	$9,776	$11,815	$49,381	$44,332
Managed services	10,331	8,178	38,665	27,648

Services revenue	20,107	19,993	88,046	71,980
Product	513	2,577	9,185	13,579

Net revenue	20,620	22,570	97,231	85,559
Reimbursed expenses	980	1,165	4,874	4,269

Total revenue	$21,600	$23,735	$102,105	$89,828

Fourth Quarter Highlights

Highlights for the fourth quarter of 2007 include:

•	Record Behavioral Analytics™ contract signings

•	Record $10.3 million of Managed Services revenue

•	Record $72.8 million of Managed Services Backlog[2]

•	Restructured eLoyalty into two business units

•	Completed actions to reduce annual cash expenses by an estimated $9 million

Business Unit Structure

Following the restructuring in the fourth quarter of 2007, eLoyalty is now organized into two business units: ICS/CRM and Behavioral Analytics™. The focus of the ICS/CRM business units is as follows:

•	Take advantage of the Voice Over Internet Protocol (VoIP) wave

•	Rapidly grow Managed Services revenue

PRESS RELEASE

•	Optimize our consulting accounts and expertise

•	Generate significant business unit margin

The focus of the Behavioral Analytics™ business unit is as follows:

•	Rapidly grow Behavioral Analytics™

•	Develop new Behavioral Analytics™ functionality

•	Manage business unit investment

Fourth Quarter Expense Reductions

In conjunction with the restructuring in the fourth quarter of 2007, eLoyalty reduced its cash expenses by approximately $9 million on an annual basis. This restructuring resulted in a $1.3 million charge to cover severance and related expenses. Primary cost reduction actions included:

•	Reducing our workforce by 41 employees

•	Reducing non-billable expenses

The impact of these reductions in the first quarter of 2008 is estimated to be approximately $2.2 million as compared to the first quarter of 2007. (First quarter expenses are approximately $1 million higher than the fourth quarter based on seasonal increases in payroll taxes and vacation accruals.)

Expense Classification Changes

In the first quarter of 2007, eLoyalty began to classify certain expenses that had been previously reported within Cost of Services as Selling, General, and Administrative expense. We believe this revised classification will provide a clearer understanding of the key profit/loss drivers and investments in our business. These changes are the result of the ongoing evolution of our business model from Consulting to Managed services and the investments we are making to build market share and competitive advantage with our Behavioral Analytics™ service line. The changes, which will be reflected prospectively in our Income Statement, are as follows:

•	Costs associated with Behavioral Analytics™ solution development and certain other Managed services administrative and support costs

•	Non-billable costs associated with our vertical industry teams, made up of industry experts, account partners, and project managers

•	Costs associated with overall delivery management and administrative support personnel

The impact of these changes in the fourth quarter of 2007 decreased Cost of Services and, correspondingly, increased Selling, General, and Administrative expense by $4.1 million.

The impact of these changes for fiscal year 2007 decreased Cost of Services and, correspondingly, increased Selling, General, and Administrative expense by $18.3 million.

PRESS RELEASE

Services Revenue Guidance

eLoyalty provides guidance for Services revenue only. Product revenue from the sale of third-party software and hardware can fluctuate substantially between periods and is not a primary focus of the Company’s business.

The Company’s guidance for the first quarter of 2008 is to achieve Services revenue of $21.1 million and not to exceed or fall below the target by more than 5%.

Conference Call Information

eLoyalty management will host a conference call at 5:00 p.m. ET on Thursday, February 14, 2008. A webcast of the conference call and slide presentation will be available live via the Internet at the Investor Relations section of eLoyalty’s web site at http://www.eloyalty.com/investor/ where this press release, as well as other financial information that will be discussed on that call, is also available. For those who cannot access the live broadcast, or the continued availability on eLoyalty’s website, a replay of the conference call will also be available beginning approximately two hours after the call is completed until February 28, 2008, by dialing (800) 642-1687 or, for international callers, (706) 645-9291. To access the replay, participants will be required to enter the Conference ID of 31349109.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include Behavioral Analytics™, Integrated Contact Solutions and Consulting Services, aligned to enable focused business transformation.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and other matters that are not strictly historical in nature. These forward-looking statements are based on current management expectations, forecasts and assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that might cause such a difference include those described under “Forward-Looking Statements” and “Risk Factors” in eLoyalty’s Form 10-K, Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimates only as of the date they are made, and eLoyalty Corporation undertakes no obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

1	eLoyalty presents Adjusted Earnings, a non-GAAP measure that represents cash earnings performance, excluding the impact of non-cash expenses and expense reduction activities, because management believes that Adjusted

PRESS RELEASE

Earnings provide investors with a better understanding of the results of eLoyalty’s operations. Management believes that Adjusted Earnings reflect eLoyalty’s resources available to invest in its business and strengthen its balance sheet. In addition, expense reduction activities can vary significantly between periods on the basis of factors that management does not believe reflect current-period operating performance. Although similar adjustments for expense reduction activities may be recorded in future periods, the size and frequency of these adjustments cannot be predicted. The Adjusted Earnings measure should be considered in addition to, not as a substitute for or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

2	The terms of each Managed services contract range from one to five years. eLoyalty uses the term “backlog” with respect to its Managed services engagements to refer to the expected revenue to be received under the applicable contract, based on its currently contracted terms and, when applicable, currently anticipated levels of usage and performance. Actual usage and performance might be greater or less than anticipated. In general, eLoyalty’s Managed services contracts may be terminated by the customer without cause, but early termination by a customer usually requires a substantial early termination payment.

PRESS RELEASE

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
Revenue:
Services	$20,107	$19,993	$88,046	$71,980
Product	513	2,577	9,185	13,579

Revenue before reimbursed expenses (net revenue)	20,620	22,570	97,231	85,559
Reimbursed expenses	980	1,165	4,874	4,269

Total revenue	21,600	23,735	102,105	89,828

Operating expenses:
Cost of services	13,590	15,740	58,496	58,604
Cost of product	392	2,259	6,993	10,183

Cost of revenue before reimbursed expenses	13,982	17,999	65,489	68,787
Reimbursed expenses	980	1,165	4,874	4,269

Total cost of revenue, exclusive of depreciation and amortization shown below:	14,962	19,164	70,363	73,056
Selling, general and administrative	10,589	6,567	47,075	25,328
Severance and related costs	1,328	7	1,333	737
Depreciation	912	667	3,186	2,095
Amortization of intangibles	63	80	423	370

Total operating expenses	27,854	26,485	122,380	101,586

Operating loss	(6,254)	(2,750)	(20,275)	(11,758)
Interest and other income (expense), net	285	198	1,484	681

(Loss) income before income taxes	(5,969)	(2,552)	(18,791)	(11,077)
Income tax benefit (provision)	61	(14)	53	(71)

Net loss	(5,908)	(2,566)	(18,738)	(11,148)
Dividends related to Series B preferred stock	(335)	(366)	(1,405)	(1,464)

Net loss available to common stockholders	$(6,243)	$(2,932)	$(20,143)	$(12,612)

Basic net loss per common share	$(0.71)	$(0.42)	$(2.40)	$(1.86)

Diluted net loss per common share	$(0.71)	$(0.42)	$(2.40)	$(1.86)

Shares used to calculate basic net loss per share	8,778	6,995	8,399	6,769

Shares used to calculate diluted net loss per share	8,778	6,995	8,399	6,769

Non-cash compensation, primarily restricted stock, included in individual line items above:
Cost of services	$261	$581	$1,004	$1,632
Selling, general and administrative	1,872	825	9,444	2,386
Severance and related costs	196	—	196	—

PRESS RELEASE

eLoyalty Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share data)

	December 29, 2007	December 30, 2006
ASSETS:
Current Assets:
Cash and cash equivalents	$21,412	$31,645
Restricted cash	2,455	283
Receivables, (net of allowances of $110 and $ 93)	11,322	12,816
Prepaid expenses	8,465	5,352
Other current assets	1,074	2,125

Total current assets	44,728	52,221
Equipment and leasehold improvements, net	7,391	4,793
Goodwill	2,643	2,643
Intangibles, net	828	1,034
Deferred income taxes	129	—
Other long-term assets	4,332	3,877

Total assets	$60,051	$64,568

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,997	$4,247
Accrued compensation and related costs	5,555	3,479
Unearned revenue	11,772	7,435
Other current liabilities	3,783	4,420
Total current liabilities	24,107	19,581

Long-term unearned revenue	7,416	5,411
Other long-term liabilities	1,625	60

Total liabilities	33,148	25,052

Redeemable Series B convertible preferred stock, $ 0.01 par value; 5,000,000 shares authorized and designated; 3,745,070 and 4,098,369 shares issued and outstanding with a liquidation preference of $ 19,768 and $21,633 at December 29, 2007 and December 30, 2006, respectively	19,100	20,902

Stockholders’ Equity:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 9,885,458 and 9,078,794 shares issued at December 29, 2007 and December 30, 2006; and 9,735,492 and 9,078,794 outstanding at December 29, 2007 and December 30, 2006, respectively	99	91
Additional paid-in capital	172,483	162,059
Accumulated deficit	(158,548)	(139,810)
Treasury stock, at cost, 149,966 shares at December 29, 2007	(2,731)	—
Accumulated other comprehensive loss	(3,500)	(3,726)

Total stockholders’ equity	7,803	18,614

Total liabilities and stockholders’ equity	$60,051	$64,568

PRESS RELEASE

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	For the Twelve Months Ended
	Dec. 29, 2007	Dec. 30, 2006
Cash Flows from Operating Activities:
Net loss	$(18,738)	$(11,148)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,609	2,465
Non-cash compensation	10,448	4,018
Provision for uncollectible amounts	168	—
Deferred income taxes	(129)	—
Changes in assets and liabilities:
Receivables	1,466	(1,977)
Prepaid expenses	(3,533)	(5,314)
Other assets	1,622	(771)
Accounts payable	(1,271)	2,266
Accrued compensation and related costs	2,057	(1,962)
Unearned revenue	6,233	8,306
Other liabilities	(550)	1,113

Net cash provided by (used in) operating activities	1,382	(3,004)

Cash Flows from Investing Activities:
Sale of short-term investments	—	4,000
Capital expenditures and other	(4,520)	(3,979)

Net cash (used in) provided by investing activities	(4,520)	21

Cash Flows from Financing Activities:
Proceeds from rights offering, net	24	17,754
Acquisition of treasury stock	(3,637)	—
Payment of Series B dividends	(1,468)	(1,464)
Proceeds from stock compensation and employee stock purchase plans, net	422	67
Principal payments under capital lease obligations	(27)	—
(Increase) decrease in restricted cash	(2,172)	241

Net cash (used in) provided by financing activities	(6,858)	16,598

Effect of exchange rate changes on cash and cash equivalents	(237)	179

(Decrease) increase in cash and cash equivalents	(10,233)	13,794
Cash and cash equivalents, beginning of period	31,645	17,851

Cash and cash equivalents, end of period	$21,412	$31,645

Non-Cash Investing and Financing Transactions:
Capital lease obligations incurred	$1,518	$—
Capital equipment purchased on credit	1,518	—
Change in net unrealized security gain	451	—
Supplemental Disclosures of Cash Flow Information:
Cash refunded for income taxes, net	$1,192	$—
Interest paid	(97)	—

PRESS RELEASE

eLoyalty Corporation

CALCULATION OF ADJUSTED EARNINGS MEASURE

(Unaudited and in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
GAAP — Operating loss	$(6,254)	$(2,750)	$(20,275)	$(11,758)
Add back (reduce) the effect of:
Non-cash compensation	2,133	1,406	10,448	4,018
Severance and related costs	1,328	7	1,333	737
Depreciation and amortization	975	747	3,609	2,465

Adjusted earnings measure — loss	$(1,818)	$(590)	$(4,885)	$(4,538)